Exhibit 99.1

Ultralife Corporation Reports First Quarter Results

NEWARK, N.Y. – April 30, 2020 -- Ultralife Corporation (NASDAQ: ULBI) reported operating income of $1.5 million on revenue of $25.8 million for the first quarter ended March 31, 2020 compared to operating income of $0.5 million on revenue of $18.9 million for the first quarter of 2019.

“Ultralife posted strong results for the first quarter, delivering a leveraged operating profit of $1.5 million, up 171% over last year, on a 37% increase in revenue while contending with COVID-19 impacts including a month-long shutdown in China and supply chain disruptions,” said Michael D. Popielec, President and Chief Executive Officer. “As an essential supplier, while ensuring the health and safety of our employees by implementing the protocols established by state and federal public health officials, we are striving to ensure an uninterrupted flow of our mission critical products serving medical device, first responder, public safety, energy and national security customers. We are also investing approximately $1 million in the second quarter for additional test equipment to meet the increased demand for our power supplies for ventilators, respirators and infusion pumps.”

Concluded Mr. Popielec, “With a backlog increasing approximately 20% over year-end 2019, ample liquidity, end-market diversity and tight control over discretionary spending, we are well positioned to both sustain operations and continue investing in growth initiatives.”

First Quarter 2020 Financial Results

Revenue was $25.8 million, an increase of $6.9 million, or 36.7%, compared to $18.9 million for the first quarter of 2019 reflecting the addition of Southwest Electronic Energy Corporation (“SWE”) and higher Communications Systems sales. Overall, commercial sales increased 47.9% while government/defense sales increased 24.1% from the 2019 period. Battery & Energy Products revenues were $20.8 million, compared to $16.0 million last year, primarily reflecting the SWE acquisition. Communications Systems sales grew 75.2% to $5.1 million compared to $2.9 million for the same period last year primarily reflecting shipments of vehicle amplifier-adaptor systems to support the U.S. Army’s Network Modernization initiatives under the delivery orders announced in October 2018.

Gross profit was $7.3 million, or 28.4% of revenue, compared to $5.1 million, or 26.9% of revenue, for the same quarter a year ago. Battery & Energy Products’ gross margin was 25.6%, compared to 27.6% last year, reflecting a February government mandated shutdown of our China operation in response to the COVID-19. Communications Systems gross margin was 39.9%, compared to 23.4% last year, due to the transition of vehicle amplifier-adaptor systems for the U.S. Army to higher volume production as well as sales mix.

Operating expenses were $5.9 million compared to $4.5 million last year reflecting the addition of SWE and an 11.8% increase in engineering and technology expenses for new product development and testing. Operating expenses were 22.7% of revenue compared to 24.0% of revenue for the year-earlier period, an improvement of 130 basis points.

Operating income was $1.5 million compared to $0.5 million last year, and operating margin was 5.7% compared to 2.9% last year.

Net income was $1.1 million or $0.07 per diluted share using the U.S. statutory tax rate, compared to net income of $.4 million, or $0.03 per diluted share, for the first quarter of 2019, a 151.3% increase. Adjusted EPS was $0.08 on a diluted basis for the first quarter of 2020, representing a 212.4% increase over the 2019 period. Adjusted EPS excludes the provision for deferred income taxes which primarily represents non-cash charges of approximately $0.2 million for U.S. taxes which will be fully offset by net operating loss carryforwards and other tax credits for the foreseeable future.

Adjusted EBITDA, defined as EBITDA including non-cash, stock-based compensation expense, was $2.5 million for the first quarter of 2020, an increase of 109.5% over the year-earlier period. Adjusted EBITDA margin was 9.8% compared to 6.4% for the first quarter of 2019. For the trailing twelve-month period, Adjusted EBITDA was $12.3 million or 10.8% of revenues.

See the “Non-GAAP Financial Measures” section of this release for a reconciliation of Adjusted EPS to EPS and Adjusted EBITDA to Net Income Attributable to Ultralife Corporation.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Conference Call Information

Ultralife will hold its first quarter earnings conference call today at 8:30 AM ET. To participate in the live call, please dial (800) 915-4836 at least ten minutes before the scheduled start time, identify yourself and ask for the Ultralife call. A live webcast of the conference call will be available to investors in the Events & Presentations section of the Company's website at http://investor.ultralifecorporation.com. For those who cannot listen to the live broadcast, a replay of the webcast will be available shortly after the call at the same location.

This press release may contain forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include potential reductions in revenues from key customers, acceptance of our new products on a global basis and uncertain global economic conditions. The Company cautions investors not to place undue reliance on forward-looking statements, which reflect the Company's analysis only as of today's date. The Company undertakes no obligation to publicly update forward-looking statements to reflect subsequent events or circumstances. Further information on these factors and other factors that could affect Ultralife’s financial results is included in Ultralife’s Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Dollars in Thousands)
(Unaudited)

ASSETS

	March 31, 2020	December 31, 2019
Current Assets:
Cash	$6,109	$7,405
Trade Accounts Receivable, Net	35,750	30,106
Inventories, Net	28,979	29,759
Prepaid Expenses and Other Current Assets	2,730	3,103
Total Current Assets	73,568	70,373

Property, Equipment and Improvements, Net	22,039	22,525
Goodwill	26,468	26,753
Other Intangible Assets, Net	9,405	9,721
Deferred Income Taxes, Net	12,887	13,222
Other Non-Current Assets	1,783	1,963
Total Assets	$146,150	$144,557

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$11,731	$9,388
Current Portion of Long-Term Debt	1,467	1,372
Accrued Compensation and Related Benefits	1,597	1,655
Accrued Expenses and Other Current Liabilities	4,133	4,775
Total Current Liabilities	18,928	17,190
Long-Term Debt	15,354	15,780
Deferred Income Taxes	496	559
Other Non-Current Liabilities	1,103	1,278
Total Liabilities	35,881	34,807

Shareholders' Equity:
Common Stock	2,028	2,026
Capital in Excess of Par Value	184,550	184,292
Accumulated Deficit	(51,771)	(52,830)
Accumulated Other Comprehensive Loss	(3,338)	(2,531)
Treasury Stock	(21,239)	(21,231)
Total Ultralife Equity	110,230	109,726
Non-Controlling Interest	39	24
Total Shareholders’ Equity	110,269	109,750

Total Liabilities and Shareholders' Equity	$146,150	$144,557

ULTRALIFE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended
	March 31,	March 31,
	2020	2019
Revenues:
Battery & Energy Products	$20,761	$15,998
Communications Systems	5,053	2,884
Total Revenues	25,814	18,882

Cost of Products Sold:
Battery & Energy Products	15,445	11,588
Communications Systems	3,035	2,210
Total Cost of Products Sold	18,480	13,798

Gross Profit	7,334	5,084

Operating Expenses:
Research and Development	1,548	1,036
Selling, General and Administrative	4,301	3,500
Total Operating Expenses	5,849	4,536

Operating Income	1,485	548

Other Expense	(92)	(58)
Income Before Income Tax Provision	1,393	490

Income Tax Provision	(319)	(41)

Net Income	1,074	449

Net Income Attributable to Non-Controlling Interest	(15)	(24)

Net Income Attributable to Ultralife Corporation	$1,059	$425

Net Income Per Share Attributable to Ultralife Common Shareholders – Basic	$0.07	$0.03

Net Income Per Share Attributable to Ultralife Common Shareholders – Diluted	$0.07	$0.03

Weighted Average Shares Outstanding – Basic	15,875	15,740

Weighted Average Shares Outstanding – Diluted	16,087	16,225

Non-GAAP Financial Measures:

Adjusted Earnings Per Share

In evaluating our business, we consider and use Adjusted EPS, a non-GAAP financial measure, as a supplemental measure of our business performance in addition to U.S. GAAP financial measures. We define Adjusted EPS as net income attributable to Ultralife Corporation excluding the provision for deferred taxes divided by our weighted average shares outstanding on both a basic and diluted basis. We believe that this information is useful in providing period-to-period comparisons of our results by reflecting the portion of our tax provision that will be offset by our U.S. net operating loss carryforwards and other tax credits for the foreseeable future. We reconcile Adjusted EPS to EPS, the most comparable financial measure under U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). Neither current nor potential investors in our securities should rely on Adjusted EPS as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EPS to EPS and net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EPS
(In Thousands Except Per Share Amounts)
(Unaudited)

	Three-Month Period Ended
	March 31, 2020			March 31, 2019
	Amount	Per Basic Share	Per Diluted Share	Amount	Per Basic Share	Per Diluted Share
Net Income Attributable to Ultralife Corporation	$1,059	$.07	$.07	$425	$0.03	$0.03
Deferred Tax Provision	242	.01	.01	(5)	-	-
Adjusted Net Income	$1,301	$.08	$.08	$420	$.03	$.03

Weighted Average Shares Outstanding		15,875	16,087		15,740	16,225

Adjusted EBITDA

In evaluating our business, we consider and use Adjusted EBITDA, a non-GAAP financial measure, as a supplemental measure of our operating performance in addition to U.S. GAAP financial measures. We define Adjusted EBITDA as net income attributable to Ultralife Corporation before net interest expense, provision (benefit) for income taxes, depreciation and amortization, and stock-based compensation expense, plus/minus expense/income that we do not consider reflective of our ongoing continuing operations. We reconcile Adjusted EBITDA to net income attributable to Ultralife Corporation, the most comparable financial measure under U.S. GAAP. Neither current nor potential investors in our securities should rely on Adjusted EBITDA as a substitute for any GAAP measures and we encourage investors to review the following reconciliation of Adjusted EBITDA to net income attributable to Ultralife Corporation.

ULTRALIFE CORPORATION AND SUBSIDIARIES
CALCULATION OF ADJUSTED EBITDA
(Dollars in Thousands)
(Unaudited)

	Three-Month Period Ended
	March 31, 2020	March 31, 2019

Net Income Attributable to Ultralife Corporation	$1,059	$425
Adjustments:
Interest and Financing Expense, Net	174	5
Income Tax Provision	319	41
Depreciation Expense	579	447
Amortization of Intangible Assets and Financing Fees	161	101
Stock-Based Compensation Expense	230	185
Adjusted EBITDA	$2,522	$1,204

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com

Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777

jburfening@lhai.com